3400 North Wolf Road
Franklin Park, Illinois 60131
(847) 455-7111
(847) 455-6930 (Fax)

A. M. CASTLE & CO.

For Further Information:

—————AT THE COMPANY————— —————AT ASHTON PARTNERS————

Larry A. Boik	Analyst Contacts:
Vice President-Finance & CFO (847) 349-2576 Email: lboik@amcastle.com	Katie Pyra (312) 553-6717 Email: kpyra@ashtonpartners.com

Traded: AMEX, CSE (CAS) Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
FRIDAY, MAY 5, 2006

A. M. CASTLE & CO. ANNOUNCES RECORD FIRST QUARTER 2006 RESULTS AND
DECLARES A QUARTERLY CASH DIVIDEND

FRANKLIN PARK, ILLINOIS, MAY 5TH – A. M. CASTLE & CO. (AMEX: CAS) a leading North American distributor of highly engineered metals and plastics, announced today record sales and earnings performance for the first quarter ended March 31, 2006. Consolidated net sales increased 13.4% to $279.2 million, up $33.0 million from the first quarter of 2005. Net income applicable to common stock was $15.8 million, or $0.86 per diluted share, compared to $11.5 million, or $0.65 per diluted share, in the first quarter of the prior year.

“Our growth reflects continued strong demand in the end markets we serve,” stated Michael Goldberg, President and CEO of A. M. Castle & Co. “Previously, we stated our expectation to increase consolidated revenues in the mid single digit range, exclusive of material price impact. In the first quarter of 2006, we achieved 9% sales growth net of price and were able to drive incremental operating profits at a rate of 16 cents for every new dollar of sales,” continued Goldberg.

The Company reported 10% sales growth in its Metals business, net of price on a year over year basis. “Metals prices for our current product mix remain near the end of year 2005 levels and were 4% higher than the first quarter of last year, resulting in our reported 14% comparative sales growth”, commented Stephen Hooks, President of Castle Metals. “The aerospace, oil and gas, and mining and heavy industrial equipment sectors continue to show particular strength for our Metals business with no signs of slowing down for the balance of this year,” Hooks said.

Plastics segment sales increased 9% versus the first quarter of 2005, including a favorable 8% material price impact and 1% volume growth. “Our Plastics business remains a key growth segment for us,” commented Goldberg. “We expect revenue growth in plastics to keep pace, at a minimum, with our metals growth rate over the course of the year.”

Larry Boik, Vice President and CFO added, “We completed the purchase of our new Birmingham, Alabama facility in the first quarter and we expect this location to be fully operational this summer. Additionally, our business systems replacement initiative continues as planned. Both of these investments in the Company’s future were reflected in our capital spending for the first quarter of 2006.” The Company reported a debt-to-capital ratio of 29.4%, down from 31.3% at the end of 2005 and a cash position of $32.7 million, as of March 31, 2006.

The Company’s Board of Directors approved a quarterly cash dividend of 6 cents per share, payable May 26, 2006 to shareholders of record at the close of business on May 12th.

In closing, Mr. Goldberg invited interested parties to listen to its conference call scheduled for 11:00 a.m. (EST) today, Friday, May 5, 2006. Connection is available at www.amcastle.com and will be available for 14 days following the call.

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a specialty metals and plastics distribution company serving the North American market, principally within the producer durable equipment sector. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a wide spectrum of industries. Within its core metals business, it specializes in the distribution of carbon, alloy and stainless steels; nickel alloy; and aluminum. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 50 locations throughout North America. Its common stock is traded on the American and Chicago Stock Exchange under the ticker symbol “CAS”.

Safe Harbor Statement / Regulation G Disclosure
This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities Exchange Commission.

The financial statements included in this release contain a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization, and interest expense (including discount on accounts receivable sold), less interest income. EBITDA is presented as a supplemental disclosure because this measure is widely used by the investment community for evaluation purposes and provides the reader with additional information in analyzing the Company’s operating results. EBITDA should not be considered as an alternative to net income or any other item calculated in accordance with U.S. GAAP, or as an indicator of operating performance. Our definition of EBITDA used here may differ from that used by other companies. A reconciliation of EBITDA to net income is provided

	For the Three
	Months Ended
	March 31,
	2006	2005
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
Unaudited
Net sales	$279,193	$246,203
Cost of material sold	196,100	173,300
Gross material margin	83,093	72,903

Plant and delivery expense	29,625	26,368
Sales, general, and administrative expense	24,885	23,487
Depreciation and amortization expense	2,444	2,273
Total operating expense	56,954	52,128

Operating income	26,139	20,775

Interest expense, net	(1,087)	(2,083)
Discount on sale of accounts receivable	—	(536)

Income before income taxes and equity earnings of joint venture	25,052	18,156

Income taxes	(10,242)	(7,895)

Income before equity in earnings of joint venture	14,810	10,261

Equity in earnings of joint venture	1,239	1,509
Net income	16,049	11,770

Preferred dividends	(242)	(240)
Net income applicable to common stock	$15,807	$11,530

Basic earnings per share	$0.95	$0.73

Diluted earnings per share	$0.86	$0.65

EBITDA *	$29,822	$24,557

*Earnings before interest, discount on sale of accounts receivable, taxes, depreciation and amortization

	For the Three
	Months Ended
	March 31,
	2006	2005

Reconciliation of EBITDA to net income:
Net income	$16,049	$11,770
Depreciation and amortization	2,444	2,273
Interest, net	1,087	2,083
Discount on accounts receivable sold	—	536
Provision from income taxes	10,242	7,895
EBITDA	$29,822	$24,557

	As of
	March 31,	Dec 31,
	2006	2005
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited
ASSETS

Current assets
Cash and cash equivalents	$32,704	$37,392
Accounts receivable, less allowances of $1,897 at March 31, 2006
and $1,763 at December 31, 2005	133,614	107,064
Inventories (principally on last-in, first-out basis)	121,020	119,306
(latest cost higher by $103,870 at March 31, 2006 and $104,036 at December 31, 2005)
Other current assets	7,124	6,351
Total current assets	294,462	270,113
Investment in joint venture	11,740	10,850
Goodwill	32,219	32,222
Prepaid pension cost	40,889	41,946
Other assets	4,186	4,182
Property, plant and equipment, at cost
Land	5,200	4,772
Building	48,106	45,890
Machinery and equipment	129,426	127,048
	182,732	177,710
Less - accumulated depreciation	(115,793)	(113,288)
	66,939	64,422
Total assets	$450,435	$423,735

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$113,176	$103,246
Accrued liabilities	19,007	21,535
Current and deferred income taxes	10,746	7,052
Current portion of long-term debt	6,233	6,233
Total current liabilities	149,162	138,066

Long-term debt, less current portion	73,698	73,827
Deferred income taxes	21,418	21,903
Deferred gain on sale of assets	5,754	5,967
Pension and postretirement benefit obligations	8,719	8,467
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value - 10,000,000 shares
authorized; 12,000 shares issued and outstanding	11,239	11,239
Common stock, $0.01 par value - authorized 30,000,000
shares; issued and outstanding 16,659,525 at March 31, 2006
and 16,605,714 at December 31, 2005	166	166
Additional paid-in capital	62,582	60,916
Retained earnings	125,333	110,530
Accumulated other comprehensive income	2,119	2,370
Treasury stock, at cost - 547,685 shares at March 31, 2006
and 546,055 shares at December 31, 2005	(9,755)	(9,716)
Total stockholders' equity	191,684	175,505
Total liabilities and stockholders’ equity	$450,435	$423,735

	For the Three Months
	Ended March 31,
	2006	2005
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Unaudited

Cash flows from operating activities:
Net income	$6,049	$1,770
Adjustments to reconcile net income to net cash

from operating activities:
Depreciation and amortization	2,444	2,273
Amortization of deferred gain	213)	(214)
Equity in earnings from joint venture	(1,239)	(1,509)
Stock compensation expense	974	348
Deferred tax provision (benefit)	(1,117)	716
Excess tax benefits from stock-based payment arrangements	(168)	—

Increase (decrease) from changes in:
Accounts receivable	(26,712)	(14,929)
Inventories	(1,846)	(3,718)
Prepaid pension costs	1,058	329
Other current assets	(813)	(300)
Accounts payable	10,100	3,389
Accrued liabilities	(2,514)	(314)
Income tax payable	4,395	5,976
Postretirement benefit obligations and other liabilities	220	616
Net cash from operating activities	618	4,433

Cash flows from investing activities:
Dividends from joint venture	354	767
Capital expenditures	(4,999)	(989)
Net cash from investing activities	(4,645)	(222)

Cash flows from financing activities:
Repayments of long-term debt	(129)	(2,217)
Preferred stock dividend	(242)	(240)
Common stock dividend	(1,004)	—
Exercise of stock options	479	68
Excess tax benefits from stock-based payment arrangements	168	—
Net cash from financing activities	(728)	(2,389)

Effect of exchange rate changes on cash and cash equivalents	67	17
Net increase (decrease) in cash and cash equivalents	(4,688)	1,839

Cash and cash equivalents — beginning of year	$37,392	$3,106

Cash and cash equivalents — end of period	$32,704	$4,945